                                  EXHIBIT 12.1

                              COMPUTATION OF RATIOS

                              RAILWORKS CORPORATION

                             RATIO OF FIXED CHARGES
                                 (in thousands)

                                                      2001             2000           1999           1998           1997
                                                   ----------       ---------       --------      ---------       -------
Income (loss) from continuing
operations                                         $ (140,700)      $ (59,995)      $ 20,086      $ (12,847)      $ 1,428

Add (deduct):
         Income Tax                                     4,075           2,875         11,063          1,472         1,198
                                                   ----------       ---------       --------      ---------       -------

         Sub-total                                   (136,625)        (57,120)        31,149        (11,375)        2,626

Interest and other financial
charges                                                32,373          37,292         19,781          2,334         1,761

Amortization of debt expense and
discount accretion related to all
indebtedness                                            1,797           1,695            972            224             0

Interest factor attributable to
rentals                                                 2,950           1,963          1,627            762           671
                                                   ----------       ---------       --------      ---------       -------

Earnings as adjusted                               $  (99,505)      $ (16,170)      $ 53,529      $  (8,055)      $ 5,058

Fixed charges from above                           $   37,120       $  40,950       $ 22,380      $   3,320       $ 2,432

Ratio of earnings, as adjusted,
to total fixed charges                                   *               *               2.4            *             2.1


* Earnings were inadequate to cover fixed charges by $136,625 in 2001, $57,120 in 2000 and $11,375 in 1998.


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